Exhibit 99.1

Minim Announces Plan for CFO Transition

MANCHESTER, NH — Minim, Inc. (NASDAQ: MINM), the creator of intelligent networking products under the Motorola brand, announced that Sean Doherty will be transitioning from his role as Chief Financial Officer to pursue a new career opportunity with a privately-held company. His resignation is not the result of any dispute or disagreement with the company. Mr. Doherty is committed to an orderly transition of his duties and will stay with the company through March 31, 2022.

Mr. Dustin Tacker, Vice President, Accounting and Corporate Controller, will serve as interim Chief Accounting Officer while the company completes its external search for a permanent CFO replacement. Mr. Tacker, who joined Minim in 2020, has more than twenty years of experience in finance and accounting, including time at Access Information Systems, SmartBear Software, General Electric Company, and PwC.

“On behalf of the company and board of directors, I would like to thank Sean for his many contributions to Minim,” said Minim CEO Gray Chynoweth. “He has been an instrumental financial leader through the Minim/Zoom merger and Nasdaq uplist. We are appreciative of his commitment to a smooth transition and will wish him the best in his future endeavors.”

Chynoweth continued, “As we embark on a CFO search, we have great confidence in Dustin’s financial acumen and abilities; he has supported several CFO transitions throughout his career and already serves as the main contact for our auditors. Dustin will play a vital role in both the executive search and ongoing business plan execution.”

Minim will engage an external firm to support its effort to recruit its new CFO. In the interim, inquiries and referrals may be sent to Sara Bishop, at sbishop@minim.com.

“It has been a privilege to work alongside the Minim team and to be a part of the company’s evolution to date,” said Mr. Doherty. “Taking this step was not an easy decision for me. While I want to return to private company operations, where I have spent most of my career, I remain invested in Minim as a shareholder and am confident in Minim’s vision and execution under Gray’s leadership.”

For more information about Minim, visit its website at www.minim.com or Investor site at ir.minim.com.

About Minim

Minim, Inc. (NASDAQ: MINM) is the creator of intelligent networking products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand and Minim® trademark. Minim end users benefit from a personalized and secure Wi-Fi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Nicole Zheng at (908) 337-2481 or nicole@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; potential supply interruptions from manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.